UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): July 17, 2013
Emergent BioSolutions Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33137	14-1902018
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2273 Research Boulevard, Suite 400, Rockville, Maryland	20850
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (301) 795-1800
Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 17, 2013, the Board of Directors of Emergent BioSolutions Inc. approved an increase in the size of the Board from 8 to 9 directors and appointed General George A. Joulwan as a Class II director of the company, with an initial term expiring at the 2014 annual meeting of stockholders.

The Board has determined that Gen. Joulwan is "independent" within the meaning of the NYSE listing standards. It is contemplated that Gen. Joulwan may serve on certain committees of the Board, but no such committee appointments have been made at this time. Gen. Joulwan was not selected pursuant to any arrangement or understanding with any other person. There are no transactions in which the company is a party and in which Gen. Joulwan has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

In connection with his appointment to the Board, and pursuant to the company's Second Amended and Restated 2006 Stock Incentive Plan, the company granted Gen. Joulwan options to purchase 10,800 shares of the company's common stock at an exercise price of $17.51 per share and 5,400 restricted stock units. As a non-employee director, Gen. Joulwan will receive compensation in accordance with the company's non-employee director compensation practices, which are summarized under the heading "Director Compensation" in the company's Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 8, 2013. Gen. Joulwan also entered into the company's standard form of Indemnification Agreement, the form of which was filed as Exhibit 10 to the company's Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 18, 2013.

Item 7.01      Regulation FD Disclosure.

On July 18, 2013, the company issued a news release regarding Gen. Joulwan's appointment to the Board, a copy of which is attached as Exhibit 99 to this Form 8-K.

Exhibit

99           Press release, dated July 18, 2013, announcing appointment of General George A. Joulwan as a director.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 18, 2013	EMERGENT BIOSOLUTIONS INC.
	By:	/s/Robert G. Kramer Robert G. Kramer Executive Vice President and Chief Financial Officer

Exhibit Index

99   Press release, dated July 18, 2013, announcing appointment of General George A. Joulwan as a director.